Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:       William Restrepo

                    713-881-8900

SEITEL ANNOUNCES 2007 FOURTH QUARTER RESULTS

Cash Resales of $43.1 million a new quarterly high

HOUSTON, March 11, 2008 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the fourth quarter ended December 31, 2007.  Because the company was acquired by ValueAct Capital on February 14, 2007, the fourth quarter financial statements include purchase accounting adjustments that resulted in significantly higher non-cash expenses.  Since our fourth quarter results are not fully comparable to the pre-merger fourth quarter of 2006, the impact from the purchase accounting adjustments on our financial results are highlighted in the discussion below.

Revenue for the fourth quarter of $53.8 million included a $6.7 million reduction related to purchase accounting adjustments to our deferred revenue balance.  Without this adjustment, total revenue for the quarter would have attained $60.5 million, as compared to revenue of $52.8 million in the fourth quarter of 2006.  Cash resales for the quarter reached $43.1 million, compared to $29.2 million for the third quarter and to $38.1 million for the fourth quarter of last year.  The $7.7 million year-on-year growth in fourth quarter adjusted revenue reflected a $6.8 million increase in selections revenue before purchase accounting adjustments, as well as $5 million increases in both cash resales and non-monetary exchanges.  Acquisition revenue increased by $2.2 million on completion of weather delayed projects in Texas.  An $11.7 million increase in deferrals partially offset the above improvements.

For the year, revenue of $148.8 million included an $18.3 million reduction related to purchase accounting adjustments.  Without these adjustments, total revenue for 2007 would have reached $167.1 million as compared to revenue of $191.9 million in 2006.  The $24.8 million reduction in adjusted revenue reflected primarily an $18.4 million increase in deferrals, partially from higher library cards.  Acquisition revenue decreased $4.2 million mainly due to our decision to reduce shooting in Canada, and to a lower acquisition underwriting percentage than in 2006.  Cash resales were $3.2 million lower due to weak marine sales which was partially offset by increased licensing on land in both the US and Canada.  Non-monetary exchanges of $8.0 million increased by $2.1 million.

For the fourth quarter of 2007, the company reported a net loss of $14.8 million that included $28.1 million from purchase accounting adjustments to the value of assets and liabilities, as well as $0.6 million of merger related expenses.  Excluding the above items, net income for the fourth quarter was $13.9 million, compared to net income of $13.9 million for the 2006 quarter.  The additional margin on the $7.7 million adjusted revenue increase was mostly offset by a $5.1 million increase in net interest expense.

The net loss for the year was $93.4 million that included $88.8 million from purchase accounting adjustments and $24.1 million of merger related expenses.  Part of merger expenses was a $4.0 million fee for bridge financing reported as interest expense.  Excluding the above items, 2007 net income was $19.5 million compared to net income of $47.2 million in 2006.  The $27.7 million adjusted net income reduction was mainly the result of lower revenue and a $17.6 million increase in net interest expense excluding bridge financing fees.

Cash EBITDA, defined as cash revenue less cash operating expenses, was $37.7 million for the fourth quarter of 2007, an increase of 24% from $30.4 million in 2006. This increase was primarily driven by a $5.4 million increase in cash revenue and a $1.9 million reduction in cash operating expenses essentially from lower compensation expense.  For the year, cash EBITDA was $100.2 million as compared to $99.2 million in 2006, as a $5.2 million reduction in cash revenue was offset by a $6.2 million improvement in cash operating expenses.

"2007 closed with a quarterly record for cash resales," commented Rob Monson, president and chief executive officer. "Our onshore data licensing was strong during the full year. Both the U.S. and Canada grew year on year partially offsetting lagging sales from our marine library. Despite lower drilling activity in Canada and some concerns about the royalty situation in Alberta, our Canadian library continued to perform, with robust resales in the fourth quarter and full year growth.

"In 2007, we continued to add significant amounts of data to our onshore library," said Monson.  "One of our key objectives is to grow our onshore library by 10% per year and we were close to our target.  Our onshore 3D square miles grew by 9% during 2007 at a lower cost per square mile than we had anticipated.  As a result, our cash capex spend on seismic data was lower than we had forecast.

"2008 has started with some uncertainty in the macro environment, but the oil and gas industry continues to benefit from strong demand for hydrocarbons and a favorable price environment for both commodities.  Natural gas storage remains at reasonable levels with falling imports of Canadian natural gas and LNG.  I believe most of the ingredients are in place for another solid year for the seismic industry in North America."

The company narrowed its operating loss to $6.4 million in the fourth quarter from an operating loss of $18.4 million in the third quarter of 2007. Excluding the impact from purchase accounting adjustments and merger costs, operating income for the fourth quarter would have been $25.1 million compared to operating income of $20.9 million in the fourth quarter of 2006. The current quarter's operating losses included $24.3 million in increased depreciation and amortization resulting from the purchase accounting adjustments to assets and liabilities, as well as merger related costs of $0.6 million and a $6.7 million reduction to selections revenue from the deferred revenue write-off.  For the full year, the operating loss closed at $65.9 million compared to operating income of $65.9 million in 2006.  Excluding purchase accounting impact and merger costs, 2007 operating income would have been $56.1 million.

Depreciation and amortization expense for the fourth quarter of 2007 was $49.9 million compared to $20.8 million for the same period in 2006 and to $36.0 million in the third quarter of this year. The 2007 fourth quarter included $23.7 million in incremental amortization from the step up in value of the data library, and a combined $1.7 million increase in depreciation and amortization of stepped up equipment and intangible assets.

Selling, general and administrative expenses were $9.6 million for the fourth quarter of 2007, compared to $9.6 million in the fourth quarter of last year and $9.9 million in the third quarter of 2007.  The current quarter included $2.4 million in equity compensation expense, flat with the third quarter, but significantly higher than the $0.7 million in the fourth quarter of 2006.  For the full year, selling, general and administrative expenses were $37.0 million compared to $35.9 million for the prior year. Equity compensation expense increased by $6.0 million year on year.

Net interest expense was $9.8 million for the fourth quarter, slightly lower than the $9.9 million for the third quarter of this year, but higher than the $4.8 million for the fourth quarter of 2006, reflecting the increased debt level.

Cash generated during the third quarter was $10.1 million with net cash capital expenditures at $16.8 million.  Our cash balances at the end of the quarter increased to $43.4 million.

Gross capital expenditures for 2007 were $85.1 million, as compared to $98.4 million for the prior year.  Non-monetary exchanges were $9.4 million lower than in 2006.  Acquisition capital expenditures were $2.3 million lower reflecting our decision to reduce the size of our Canadian program.  On a net cash basis, capital expenditures for the year were $36.7 million as compared to $39.5 million in 2006.  Our forecasted net cash capital expenditures for the year 2008 are $54 million.

For the full year 2007, we added approximately 2,400 square miles of seismic data to our library.  During the full year 2008, we expect to increase the size of our onshore 3D library by approximately 10% or 3,000 square miles, as compared to the 9% increment in 2007.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss fourth quarter results for 2007 on Wednesday, March 12, 2008 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time.  The dial-in number for the call is 866.761.0749, passcode Seitel.  A replay of the call will be available until March 19, 2008 by dialing 888-286-8010, passcode 60789101, and will be available following the conference call at the Investor Relations section of the company's Website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 40,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," or "anticipates" or similar expressions that concern the strategy, plans or intentions of the Company.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company's annual financial statements.  Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measurers as defined under the SEC rules.  The non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue, and also include cash EBITDA or cash margin, for which the most comparable GAAP measure is operating income.

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	SUCCESSOR	PREDECESSOR
	PERIOD	PERIOD
	December 31,
	2007	2006
	(unaudited)

ASSETS

Cash and equivalents	$43,333	$107,390
Restricted cash	110	105
Receivables:
Trade, net	51,915	52,144
Notes and other, net	2,190	895
Net seismic data library	349,039	123,123
Net property and equipment	7,392	7,628
Investment in marketable securities	4,224	-
Prepaid expenses, deferred charges and other	22,263	9,169
Intangible assets, net	52,512	-
Goodwill	209,409	-
Deferred income taxes	-	4,981

TOTAL ASSETS	$742,387	$305,435

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued liabilities	$49,325	$30,837
Income taxes payable	948	659
Debt:
Senior Notes	402,333	185,788
Notes payable	300	337
Obligations under capital leases	3,848	2,913
Deferred revenue	48,151	47,410
Deferred income taxes	16,493	-
TOTAL LIABILITIES	521,398	267,944

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY

Preferred stock, par value $.01 per share; authorized 5,000,000
shares; none issued (Predecessor)	-	-
Common stock, par value $.01 per share; authorized 400,000,000 shares; issued and outstanding 155,184,084 at
December 31, 2006 (Predecessor)	-	1,552
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding at December 31, 2007 (Successor)	-	-
Additional paid-in capital	264,805	240,431
Retained deficit	(77,091)	(209,539)
Accumulated other comprehensive income	33,275	5,047
TOTAL STOCKHOLDER'S EQUITY	220,989	37,491

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$742,387	$305,435

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	SUCCESSOR	PREDECESSOR
	PERIOD	PERIOD
	Quarter Ended December 31,
	2007	2006

REVENUE	$53,777	$52,802

EXPENSES:
Depreciation and amortization	49,905	20,823
Cost of sales	105	31
Selling, general and administrative	9,568	9,621
Merger	570	1,449
	60,148	31,924

INCOME (LOSS) FROM OPERATIONS	(6,371)	20,878
Interest expense, net	(9,826)	(4,750)
Foreign currency exchange gains (losses)	156	(866)
Gain on sale of marketable securities	-	28

Income (loss) before income taxes	(16,041)	15,290
Provision (benefit) for income taxes	(1,252)	1,364
NET INCOME (LOSS)	$(14,789)	$13,926

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Combined (1)	SUCESSOR	PREDECESSOR PERIOD
	Year Ended	PERIOD		Year Ended
	December 31,	February 14, 2007 -	January 1, 2007 -	December 31,
	2007	December 31, 2007	February 13, 2007	2006
	(unaudited)

REVENUE	$148,812	$129,802	$19,010	$191,919

EXPENSES:
Depreciation and amortization	157,398	145,913	11,485	88,662
Gain on sale of seismic data	-	-	-	(231)
Cost of sales	226	218	8	234
Selling, general
and administrative	36,970	33,393	3,577	35,930
Merger	20,114	2,657	17,457	1,449
	214,708	182,181	32,527	126,044

INCOME (LOSS) FROM OPERATIONS	(65,896)	(52,379)	(13,517)	65,875
Interest expense, net	(41,128)	(38,844)	(2,284)	(19,520)
Foreign currency
exchange gains (losses)	3,071	3,173	(102)	259
Gain on sale of marketable securities	-	-	-	27
Other income	51	39	12	-
Income (loss) from continuing
operations before income taxes	(103,902)	(88,011)	(15,891)	46,641
Provision (benefit) for income taxes	(10,468)	(10,920)	452	(715)
Income (loss) from
continuing operations	(93,434)	(77,091)	(16,343)	47,356
Income (loss) from
discontinued operations	-	-	-	(142)
NET INCOME (LOSS)	$(93,434)	$(77,091)	$(16,343)	$47,214

(1)   Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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 The following tables summarize the components of Seitel's revenue for the quarters and years ended December 31, 2007 and 2006 (in thousands):

	SUCCESSOR	PREDECESSOR	SUCCESSOR
	PERIOD	PERIOD	PERIOD
	Quarter Ended
	December 31,		September 30,
	2007	2006	2007
Acquisition revenue:
Cash underwriting	$12,181	$9,061	$7,865
Underwriting from non-
monetary exchanges	673	1,567	646
Total acquisition revenue	12,854	10,628	8,511

Licensing revenue:
New resales for cash	43,138	38,124	29,162
Non-monetary exchanges	5,108	120	135
Revenue deferred	(26,948)	(15,269)	(15,984)
Recognition of revenue
previously deferred	18,116	18,003	5,327
Total resale revenue	39,414	40,978	18,640

Total seismic revenue	52,268	51,606	27,151

Solutions and other	1,509	1,196	1,205
Total revenue	$53,777	$52,802	$28,356

				PREDECESSOR
	SUCCESSOR	PREDECESSOR		PERIOD
	PERIOD	PERIOD	COMBINED (1)	Year Ended
	February 14, 2007 -	January 1, 2007 -	Year Ended	December 31,
	December 31, 2007	February 13, 2007	December 31, 2007	2006

Acquisition revenue:
Cash underwriting	$35,215	$6,087	$41,302	$42,327
Underwriting from non-
monetary exchanges	1,346	11	1,357	4,494
Total acquisition revenue	36,561	6,098	42,659	46,821

Licensing revenue:
New resales for cash	115,821	5,985	121,806	124,988
Non-monetary exchanges	7,981	(7)	7,974	5,838
Revenue deferred	(64,250)	(2,636)	(66,886)	(48,471)
Recognition of revenue
previously deferred	28,956	8,946	37,902	55,344
Total resale revenue	88,508	12,288	100,796	137,699

Total seismic revenue	125,069	18,386	143,455	184,520

Solutions and other	4,733	624	5,357	7,399
Total revenue	$129,802	$19,010	$148,812	$191,919

(1)   Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gain on seismic data, less cash selling, general and administrative expenses (excluding merger expenses and merger and acquisition transaction costs) and cost of goods sold.  We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers).  The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (in thousands):

	SUCCESSOR	PREDECESSOR				PREDECESSOR
	PERIOD	PERIOD	SUCCESSOR	PREDECESSOR		PERIOD
	Quarter Ended		PERIOD	PERIOD	COMBINED(1)	Year Ended
	December 31,		February 14, 2007 -	January 1, 2007 -	Year Ended	December 31,
	2007	2006	December 31, 2007	February 13, 2007	December 31, 2007	2006

Cash EBITDA	$37,705	$30,373	$96,741	$3,430	$100,171	$99,155
Add (subtract) other
revenue components
not included in
cash margin:
Acquisition revenue	12,854	10,628	36,561	6,098	42,659	46,821
Non-monetary
exchanges	5,108	120	7,981	(7)	7,974	5,838
Licensing revenue
deferred	(26,948)	(15,269)	(64,250)	(2,636)	(66,886)	(48,471)
Recognition of
licensing revenue
previously deferred	18,116	18,003	28,956	8,946	37,902	55,344
Solutions revenue
deferred	(50)	-	(50)	-	(50)	-
Recognition of
Solutions revenue
previously deferred	6	13	6	6	12	33
Less:
Depreciation and
amortization	(49,905)	(20,823)	(145,913)	(11,485)	(157,398)	(88,662)
Merger expenses	(570)	(1,449)	(2,657)	(17,457)	(20,114)	(1,449)
Merger and acquisition
transaction costs	(197)	-	(1,145)	-	(1,145)	-
Non-cash operating
expenses	(2,490)	(718)	(8,609)	(412)	(9,021)	(2,734)
Operating income (loss),
as reported	$(6,371)	$20,878	$(52,379)	$(13,517)	$(65,896)	$65,875

(1)   Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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The following table summarizes the cash and non-cash components of our selling, general and administrative ("SG&A") expenses for the quarters and years ended December 31, 2007 and 2006 (in thousands):
	SUCCESSOR	PREDECESSOR				PREDECESSOR
	PERIOD	PERIOD	SUCCESSOR	PREDECESSOR		PERIOD
	Quarter Ended		PERIOD	PERIOD	COMBINED(1)	Year Ended,
	December 31,		February 14, 2007 -	January 1, 2007 -	Year Ended	December 31
	2007	2006	December 31, 2007	February 13, 2007	December 31, 2007	2006

Cash SG&A expenses	$7,078	$8,903	$24,784	$3,165	$27,949	$33,196
Non-cash equity
compensation expense	2,417	718	8,371	412	8,783	2,734
Non-cash rent expense	73	-	238	-	238	-
Total	$9,568	$9,621	$33,393	$3,577	$36,970	$35,930

(1)   Our combined results for the year ended December 31, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to December 31, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

The following table presents a reconciliation of net loss and loss from operations to net income without the impact of merger related items and income from operations without the impact of merger related items.  Merger related items include the adjustments resulting from purchase accounting as well as the one-time merger related expenses.

	Quarter	Year
	Ended	Ended
	December 31, 2007	December 31, 2007
	(000's)

Net loss, as reported	$(14,789)	$(93,434)

Adjust for merger related items:
Merger expenses	570	20,114
Bridge acquisition financing fee	-	4,000
Eliminated selection revenue	6,682	18,329
Amortization of data library on:
Eliminated selection revenue	(1,263)	(3,598)
Step up in data library value	23,724	81,118
Amortization of acquired intangibles	1,531	5,173
Depreciation on step-up of fixed assets	188	627
Amortization of favorable facility lease	73	238
Tax impact of adjustments	(2,807)	(13,064)

Net income without impact of merger related items	$13,909	$19,503

Loss from operations, as reported	$(6,371)	$(65,896)

Adjust for merger related items:
Merger expenses	570	20,114
Eliminated selection revenue	6,682	18,329
Amortization of data library on:
Elimination of selection revenue	(1,263)	(3,598)
Step up in data library value	23,724	81,118
Amortization of acquired intangibles	1,531	5,173
Depreciation on step-up of fixed assets	188	627
Amortization of favorable facility lease	73	238

Income from operations without impact of merger related items	$25,134	$56,105

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